UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2012

SUNLINK HEALTH SYSTEMS, INC.

(Exact Name Of Registrant As Specified In Charter)

Ohio	1-12607	31-0621189
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (770) 933-7000

(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A-2). below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 31, 2012, SunLink Health Systems, Inc. (“SunLink” or the “Company”) and its subsidiary, Dexter Hospital, LLC d/b/a Missouri Southern Healthcare (“Dexter”) completed its previously announced sale of substantially of all the assets and the leasehold interest of Dexter to Southeast Missouri Hospital Association, (“Buyer”) for approximately $9,800,000.

As previously disclosed in a Current Report on Form 8-K filed by the Company with the SEC on November 1, 2012, SunLink and its Dexter Hospital, LLC subsidiary entered into an Asset Purchase Agreement by and among Dexter Hospital, LLC, SunLink and the Buyer on October 26, 2012, to sell substantially all of the assets and the leasehold interest of Dexter to the Buyer for approximately $9,800,000. The assets of Dexter consist of a leased 50-bed acute care hospital and related clinics, equipment, and home health services in Dexter, MO. Assets retained by Dexter and excluded from the sale include Accounts Receivable as of the closing date and all Medicare and Medicaid incentive payments (“EHR Funds”) for meaningful use of electronic health record technology. Any future costs related to any actions needed to received future EHR incentive payments will be incurred by the Company. Retained liabilities generally consist of liabilities incurred prior to the closing date of the transaction. The sale of the assets and leasehold interest of Dexter for approximately $9,8000,000, less estimated sale expenses and taxes, is expected to result in net proceeds of approximately $7,400,000 million and an after-tax gain from discontinued operations of approximately $4,900,000. Approximately $5,200,000 of net proceeds was used to pay off the outstanding balance of the Company’s senior credit facility with Chatham Credit Management, LLC and the remaining amount will be used for general corporate purposes.

Dexter will manage the hospital for the Buyer after closing during a transition period ending June 30, 2013.

Item 9.01	Financial Statements and Exhibits.

d. Exhibits. The following exhibits are filed with this report:

Exhibit 99.1 – SunLink Health Systems, Inc. Press Release dated January 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Mark J. Stockslager
Name:	Mark J. Stockslager
Title:	Chief Financial Officer

Dated: January 4, 2013

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	SunLink Health Systems, Inc. Press Release dated January 3, 2013.